Redacted portions have been marked with asterisks (****). Confidential treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.

                                                          CONFIDENTIAL TREATMENT

                                                                   EXHIBIT 10.33

================================================================================

                            SHARE PURCHASE AGREEMENT

                          FOR TTS MERIDIAN SYSTEMS INC.

                                  BY AND AMONG

                            NORTHERN TELECOM LIMITED,

                           WILTEL COMMUNICATIONS, LLC

                                       AND

                              1228966 ONTARIO INC.

                              DATED APRIL 30, 1997


================================================================================

                            SHARE PURCHASE AGREEMENT


         THIS SHARE PURCHASE AGREEMENT (this "Agreement") dated April 30, 1997, by and among Northern Telecom Limited, a Canadian corporation ("NTL"), WilTel Communications, LLC, a Delaware limited liability company, and 1228966 Ontario Inc., an Ontario corporation, its designee approved by NTL (the two latter entities are referred to herein collectively as "Newco").

                              W I T N E S S E T H:

         WHEREAS, (A) Northern Telecom Inc. ("NTI") and Williams Communications Group, Inc. ("WCG") have entered into a Formation Agreement (the "Formation Agreement") dated as of April 1, 1997, whereby Williams Telecommunications Systems, Inc. ("WilTel") and Nortel Communications Systems Inc. ("NCS") will be merged into Newco, which will be jointly owned by NTI and WCG, or a subsidiary of each; and

                  (B) The Formation Agreement requires that Newco will purchase the stock of TTS Meridian Systems, Inc., a Canadian corporation and wholly-owned subsidiary of NTL ("TTS"), from NTL immediately after the merger of WilTel and NCS into Newco, all as hereinafter provided.

         NOW, THEREFORE, in consideration of the premises and the mutual promises and obligations contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, NTL and Newco agree as follows:


                                    ARTICLE I
                          DEFINITIONS AND CONSTRUCTION

         1.1 DEFINED TERMS. The capitalized terms used in this Agreement shall have the meanings ascribed to them as follows:

                  "Affiliates" means, when used with respect to a specified Person, such specified Person's Subsidiaries or other Persons which are or which could be included on such Person's consolidated income statement for financial reporting purposes pursuant to United States generally accepted accounting principles, and/or any third Person which does or which could include such specified Person in such third Person's consolidated income statement for financial reporting purposes pursuant to United States generally accepted accounting principles; provided that Newco shall not be deemed to be an Affiliate of NTL, WCG or any of their respective Subsidiaries or Affiliates;

                  "Authority" means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator or any public, private or industry regulatory authority, whether foreign, federal, state or local;

                  "Benefit Programs or Agreements" shall have the meaning given that term in Section 3.12(f);

                  "Business Day" means any day on which federal commercial banks are open for business for the purpose of sending and receiving wire transfers in Tulsa, Oklahoma, Houston, Texas and Toronto, Ontario;

                  "Claim" means any demand, demand letter, claim or notice of noncompliance or violation, in each case made in writing, or any Proceeding;

                  "Claim Notice" shall have the meaning given that term in
         Section 11.2(a);

                  "Closing" shall have the meaning given that term in Article
         VII;

                  "Closing Date" means the date of Closing;

                  "Designee" shall have the meaning given that term in Section 2.1;

                  "Effective Date" shall mean April 1, 1997;

                  "Employment and Tax Representations and Covenants" shall have the meaning given that term in Section 11.4;

                  "Environmental Law" shall have the meaning given that term in
         Section 3.10(a)(i);

                  "Environmental Representations" shall have the meaning given that term in Section 11.4;

                  "Formation Agreement" shall have the meaning given that term in the preamble;

                  "Former TTS Real Property" shall have the meaning given that term in Section 3.10(b);

                  "GAAP" means generally accepted accounting principles in Canada;

                  "General Deductible" shall have the meaning given that term in
         Section 11.1(e);

                  "Hazardous Substance" shall have the meaning given that term in each of Section 3.10(a)(ii);

                  "Indemnified Party" and "Indemnifying Party" shall have the respective meanings given those terms in Section 11.1(d);

                  "Intellectual Property" means Canadian and foreign patents, patent applications, patent rights, trademarks, trademark applications, trademark rights, service marks, service mark applications, service mark rights, registered or common law copyrights, service names and trade names;

                  "Intellectual Property License Agreement" shall have the meaning given that term in the Formation Agreement;

                  "Income Tax Act" means the Income Tax Act of Canada, as amended;

                  "Leases" shall have the meaning given that term in Section
         3.9;

                  "Lien" means any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature of any of the foregoing, and the filing of or agreement to give any financing statement under the personal property security legislation of any jurisdiction;

                  "Litigation Claim" shall have the meaning given in Section 2.4(ii);

                  "Litigation Deductible" shall have the meaning given that term in Section 11.1(f);

                  "LLC Agreement" means the Limited Liability Company Agreement of Newco;

                  "Loss" or "Losses" means any and all damages, losses, liabilities, judgments, payments, obligations, penalties, assessments, costs, disbursements or expenses (including reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors and of expert witnesses and costs of investigation and preparation of any kind or nature whatsoever) but excluding indirect and consequential damages;

                  "Material Adverse Change" means an event, circumstance, condition or change that has a material adverse impact on the business prospects, operations or financial condition of the affected Person, it being understood that such event, circumstance, condition or change shall be considered material only if (i) it has an impact on assets or liabilities of Ten Million Dollars ($10,000,000) or more, before tax effect; or (ii) it has a net negative impact on the profit and loss statement of such Person for a fiscal year of Four Million Dollars ($4,000,000) or more and is the result of a single event, circumstance or condition specific to such Person (excluding results from such person's general economic environment).


                  "Material Adverse Effect" means, an effect that results in or causes, or has a reasonable likelihood of resulting in or causing an adverse impact in the business, assets, results of operations (before tax effect) or financial condition of such Person and its Subsidiaries, taken as a whole, in an amount, individually equal to or greater than $1,000,000;

                  "NCS" shall have the meaning given that term in the preamble.

                  "NCS Adjusted Effective Date Balance Sheet" shall have the meaning given that term in the Formation Agreement;

                  "Newco" shall have the meaning given that term in the preamble;

                  "NTI" shall have the meaning given that term in the preamble and any successor or assign permitted by the Formation Agreement;

                  "NTL Retained Assets" shall have the meaning given that term in Section 2.3;

                  "NTL Retained Liabilities" shall have the meaning given that term in Section 2.4;

                  "NTL/TTS Distributor Agreement" shall have the meaning given that term in Section 8.1;

                  "Order" means any decree, order, judgment, writ, award, injunction, stipulation or consent of or by an Authority;

                  "Party" means NTL or Newco, as the case may be, and "Parties" means NTL and Newco;

                  "Party Indemnitees" means a Party's Affiliates and the officers, directors, shareholders, agents, employees, representatives, successors and assigns of each of them;

                  "Permit" means any license, permit, concession, warrant, franchise or other governmental authorization or approval of any Authority;

                  "Permitted Encumbrances" means (a) Liens for current taxes and assessments not yet due, (b) inchoate mechanics and materialmen liens for construction in progress, (c) inchoate workmen, repairmen, warehousemen, customer, employee and carrier liens arising in the ordinary course of business, (d) sellers' liens (on condition that the payable involved is not overdue), or (e) other minor imperfections in title that do not affect marketability or use;

                  "Person" means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization, Authority or government (or agency or political subdivision thereof);

                  "Pre-Effective Period" shall have the meaning given that term in Section 10.5(a).

                  "Proceeding" means any action, suit, claim, investigation, review or other judicial or administrative proceeding, at law or in equity, before any Authority;

                  "Purchase Price" shall have the meaning given that term in
         Section 2.2;

                  "Purchased Shares" means all of the issued and outstanding shares of TTS;

                  "Records" means all material agreements, documents, books, records and files relating to TTS, TTS Assets, TTS Business or the TTS Contracts;

                  "Release" shall have the meaning given that term in Section 3.10(a)(iii);

                  "Relevant Adverse Effect" means an effect that results in or causes, or has a reasonable likelihood of resulting in or causing, an adverse impact in the business, assets, results of operations (before tax effect) or financial condition of such Person and its subsidiaries, taken as a whole, in an amount, individually or in the aggregate, equal to or greater than $150,000;

                  "Revenue Canada" means the Canadian government income tax department;

                  "Software" means computer programs, including, object code and source code (except in the case of software licensed to TTS, WilTel or Newco with respect to which the source code is not included in the applicable license), input and output formats, control programs, program listings, general application and special application, system and communications programs, routines, sub-routines, translations, diagnostic activities, narrative descriptions, flow charts and operating instructions, as well as any modifications relating thereto;

                  "Subsidiary" means, with respect to any Person, a corporation more than 50% of the combined voting power of the outstanding stock of which is owned, directly or indirectly, by such Person;

                  "Tax" or "Taxes" means any Canadian, U.S. or other foreign federal, state, provincial or local income tax, ad valorem tax, excise tax, sales tax, use tax, value added tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax, wage tax, payroll tax, employer health tax, capital tax, stamp duty, withholding tax, or other tax, social security and unemployment insurance charges, assessment, duty, fee, levy or other governmental charge, together with and including, any and all interest, fines, penalties, assessments, reassessments, and additions to tax resulting from, relating to, or incurred in connection with any of those or any contest or dispute thereof;

                  "Tax Return" means any report, statement, form, return or other document or information required to be supplied to a taxing authority in connection with Taxes;

                  "Title Representations" shall have the meaning given that term in Section 11.4;

                  "TTS" shall have the meaning given that term in the preamble;

                  "TTS Accounts Receivable Note" shall have the meaning given that term in Section 2.2;

                  "TTS Active Employees" shall have the meaning given that term in Section 3.12(a);

                  "TTS Assets" means the rights, properties, assets, claims, contracts and businesses of TTS of every kind, character or description, whether tangible or intangible, wherever located, excluding the NTL Retained Assets;

                  "TTS Business" means the business currently and heretofore carried on by TTS, consisting of the sale, installation, servicing and maintenance of business communications systems;

                  "TTS Contracts" means all agreements, contracts, licenses, indentures, notes, including any instrument relating to the borrowing of money, guarantee or commitment to which TTS is a party or by which it or any of TTS Assets are bound, whether in writing or oral, but excluding Benefit Programs or Agreements;

                  "TTS Employees" shall have the meaning given that term in
         Section 3.12(a);

                  "TTS Licensed Intellectual Property and Software" shall have the meaning given that term in Section 3.4(c);

                  "TTS Owned Intellectual Property and Software" shall have the meaning given that term in Section 3.4(b);

                  "TTS Real Property" shall have the meaning given that term in
         Section 3.10(b);

                  "WCG" shall have the meaning given that term in the preamble and any successor or assign permitted by the Formation Agreement;

                  "WCG Retained Assets" shall have the meaning given that term in Section 2.4(b) of the Formation Agreement;

                  "Williams" means The Williams Companies, Inc., a Delaware corporation;

                  "WilTel" shall have the meaning given that term in the preamble and any successor or assign permitted by the Formation Agreement;

                  "WilTel Assets" means the rights, properties, assets, Claims, contracts and businesses of WilTel and the WilTel Subsidiaries of every kind, character or description, whether tangible or intangible, wherever located, but excluding the WCG Retained Assets;

                  "WilTel Business" shall have the meaning given that term in the Formation Agreement; and

                  "WilTel Subsidiaries" means WCS Microwave Services, Inc., a Delaware corporation, and WCS, Inc., a Delaware corporation.

         1.2 ACCOUNTING TERMS. Any accounting terms used in this Agreement that are not specifically defined herein shall have the meanings customarily given to them in accordance with GAAP as of the date of this Agreement.

         1.3 REFERENCES. As used in this Agreement, unless expressly stated otherwise, references to (a) "including" mean "including, without limitation", and the words "hereof", "herein", and "hereunder", and similar words, refer to this Agreement as a whole and not to any particular Article, provision, section or paragraph of this Agreement, (b) "or" means "either or both", and (c) "Dollar" or "$" means U.S. Dollars. Unless otherwise specified, all references in this Agreement to Articles, Sections, paragraphs, Exhibits or Schedules are deemed references to the corresponding Articles, Sections, paragraphs, Exhibits or Schedules in this Agreement.

         1.4 HEADINGS. The headings of the Articles and Sections of this Agreement and of the Schedules and Exhibits are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof or thereof.


                                   ARTICLE II
                      PURCHASE AND SALE OF PURCHASED SHARES

         2.1 PURCHASE AND SALE OF PURCHASED SHARES. Subject to the terms and conditions of this Agreement, NTL shall sell, assign and transfer to 1228966 Ontario Inc., Newco's designee approved by NTL (Newco's "Designee"), and Newco's Designee shall purchase from NTL, the Purchased Shares on the Closing Date, but effective on the Effective Date.


         2.2 PURCHASE PRICE. The purchase price payable to NTL at Closing for the Purchased Shares (the "Purchase Price") shall consist of **** by wire transfer and **** by promissory note payable ninety (90) days after Closing substantially in the form attached to the Formation Agreement as Exhibit G thereto (the "TTS Accounts Receivable Note").



------
**** Confidential material has been omitted and filed separately with the Securities and Exchange Commission.

         2.3 RETAINED ASSETS. On or prior to the Closing, NTL shall cause TTS to execute such documents as are necessary to assign, transfer or convey to NTL or an Affiliate of NTL the following assets in order to exclude such assets from the merger: (i) any rights in, to and under the trademarks, servicemarks and tradenames Nortel, Nortel and Design(TM), Meridian, Meridian 1 and Meridian SL (subject to Section 8.3) or any other trademark, servicemark or tradenames, whether registered or otherwise, of NTL or their Affiliates, excluding, however, the TTS trademarks listed in Schedule 2.3(i) and (ii) any intercompany notes payable to, or to the order of, TTS listed on Schedule 2.3(ii) hereto (collectively, the "NTL Retained Assets").

         2.4 RETAINED LIABILITIES. Newco shall not assume, and on or prior to the Closing Date NTL (or an Affiliate of NTL reasonably satisfactory to Newco) shall assume and agree to pay, perform and discharge, the following liabilities of TTS (the "NTL Retained Liabilities"):


                   (i) any liability, Claim or obligation (whether actual, contingent, known or unknown) of TTS arising out of any Claim in connection with facts, events or circumstances occurring on or before the Effective Date or relating to periods ending on or before such date (a "Litigation Claim") to the extent the Losses (after deducting any specific liability amounts reflected on the NCS Adjusted Effective Date Balance Sheet, as it pertains to TTS) in the aggregate resulting therefrom exceed the amount of the Litigation Deductible excluding, for the avoidance of all doubt, TTS' performance obligations from and after the Effective Date under TTS Contracts disclosed under Article III of this Agreement or not required to be disclosed under express terms of Article III of this Agreement;

                   (ii) any liability, Claim or obligation (whether actual, contingent, known or unknown), arising out of or relating to the NTL Retained Assets; and

                   (iii) any liability, Claim or obligation (whether actual, contingent, known or unknown) arising out of any occurrence or incident happening on or before the Closing Date and arising from any: (x) bodily injury, including death therefrom, personal injury, or property damage (other than claims covered by warranty or maintenance provisions of TTS Contracts with customers), including loss of use thereof, to third parties; and (y) any injuries, including death therefrom, to any current or prior employees of TTS.

                                   ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF NTL

         NTL hereby makes the following representations and warranties to Newco, each and all of which are true and correct on the Closing Date, except as set forth in the disclosure schedule attached pertaining to such representation and warranty:

           3.1    CORPORATE MATTERS.

                  (a) Each of NTL and TTS is a corporation duly organized, validly existing and in good standing under the laws of Canada having all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business in the places and in the manner currently conducted. Newco has been provided with a true and correct copy of the Certificate of Incorporation and Bylaws, or other charter documents, of TTS as currently in effect. NTL has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

                  (b) All of the outstanding shares of capital stock of TTS have been legally and validly authorized and issued, and are fully paid and nonassessable. NTL is the sole stockholder of TTS holding the number and type of shares set forth on Schedule 3.1(b). None of the capital stock of TTS is subject to any option, warrant, right of conversion, exchange or purchase, or any similar right.

                  (c) Except where the failure would not affect the validity of this Agreement or have a Relevant Adverse Effect on the TTS Business or TTS Assets, TTS is qualified to transact business as an extra-provincial corporation and is in good standing in the jurisdictions, if any, specified in Schedule 3.1(c) attached hereto, and, to NTL's knowledge, there is no other jurisdiction in which the nature or extent of the TTS Business or the character of the TTS Assets makes such qualification necessary.

           3.2    VALIDITY OF AGREEMENT; NO CONFLICT.

                  (a) This Agreement has been duly authorized, executed and delivered by NTL and is a legal, valid and binding obligation of NTL enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies.

                  (b) The execution, delivery and performance of this Agreement by NTL or TTS, as the case may be, and the other agreements and documents to be delivered by NTL or TTS to Newco or WCG hereunder, the consummation of the transactions contemplated hereby or thereby, and the compliance with the provisions hereof or thereof, by NTL or TTS will not, with or without the passage of time or the giving of notice or both:

                           (i) except in the absence of required consents as set
forth on Schedules 3.3(a) or 3.5(d), conflict with, constitute a breach, violation or termination of any provision of, or give rise to any right of termination, cancellation or acceleration, or loss of any right or benefit or both, under, any of the TTS Contracts listed in Schedule 3.5(a) or Schedule 3.5(b), TTS Permits, the TTS Owned Intellectual Property and Software or the TTS Licensed Intellectual Property and Software;

                           (ii) conflict with or violate the Certificate of
Incorporation or Bylaws of NTL or TTS;

                           (iii) result in the creation or imposition of any
Lien or Claim on any of the TTS Assets; or

                           (iv) except as provided in Schedules 3.3(a), 3.4(b),
3.4(c) or 3.4(d), violate any law, statute, ordinance, regulation, judgment, writ, injunction, rule, decree, order or any other restriction of any kind or character applicable to NTL, TTS or the TTS Assets.

           3.3    GOVERNMENTAL AND OTHER CONSENTS, APPROVALS AND AUTHORIZATIONS.

                  (a) Except as set forth in Schedule 3.3(a) or Schedule 3.5(d) attached hereto or as would not significantly adversely impact Newco, the transactions contemplated hereby, or any other agreement contemplated hereby, no order, license to conduct or operate its business, consent, waiver, authorization or approval of, or exemption by, or the giving of notice to, or the registration with, or the taking of any other action in respect of, any Person not a Party, including any Authority, and no filing, recording, publication or registration in any public office or any other place is necessary on behalf of TTS (i) to authorize the execution, delivery and performance of this Agreement, or any other agreement contemplated hereby to be executed and delivered by it, and the consummation of the transactions contemplated hereby or thereby (including assignment of the NTL Retained Assets), or (ii) to effect the legality, validity, binding effect or enforceability thereof.

                  (b) Except as set forth in Schedule 3.3(b), all Permits required or necessary for TTS to own the TTS Assets or carry on the TTS Business in the places and in the manner currently conducted have been duly obtained, except where a failure to obtain any such Permit (considered individually) would not have a Relevant Adverse Effect on the TTS Assets or the TTS Business, and such Permits are in full force and effect. Except as set forth in Schedule 3.3(b), no violations are in existence or have been recorded with respect to those Permits and no proceeding is pending or, to the knowledge of NTL, threatened with respect to the revocation or limitation of any of such Permits, except where such violations, revocations or limitations considered per permit would not result in a Relevant Adverse Effect on the TTS Assets or the TTS Business. Except as set forth in Schedule 3.3(b) or as otherwise described in the Schedules to this Agreement, TTS has complied in all respects with all laws, rules, regulations and orders applicable to the TTS Business, except where a failure to comply with such laws, rules, regulations and orders would not result in a Relevant Adverse Effect on the TTS Assets or the TTS Business.

           3.4    TITLE TO AND CONDITION OF TTS ASSETS.

                  (a) A listing of substantially all of the items of equipment, furniture or fixture, with an initial purchase price of One Thousand Dollars ($1,000) or more and a remaining useful life of more than one year, owned by TTS as of March 31, 1997, constituting a part of the TTS Assets, is set forth in
Schedule 3.4(a) attached hereto. Substantially all of the assets are located at the locations set forth in Schedule 3.4(a) or are in TTS' possession and control. TTS has title to all such assets, free and clear of all Liens and Claims, except for Permitted Encumbrances.

                  (b) Schedule 3.4(b) sets forth all Intellectual Property and Software owned by TTS (the "TTS Owned Intellectual Property and Software"). Except as set forth on Schedule 3.4(b), TTS owns, free and clear from any claims or rights of others, all TTS Owned Intellectual Property and Software. Except as set forth on Schedule 3.4(b), none of the TTS Owned Intellectual Property and Software has been declared invalid, or been limited in any respect by order of any court or by agreement, or, to the best knowledge of NTL, is the subject of any infringement, interference or similar proceeding or challenge. Except as set forth on Schedule 3.4(b), neither TTS nor NTL has received any notice of infringement, misappropriation or conflict from any other Person with respect to the TTS Owned Intellectual Property and Software, and, to the best knowledge of NTL, the conduct of the TTS Business has not infringed, misappropriated or otherwise conflicted with any Intellectual Property or Software of any other Person. To the best knowledge of NTL, each of the registrations for the patents, trademarks and registered copyrights included in the TTS Owned Intellectual Property and Software has been validly issued. All TTS Owned Intellectual Property and Software that is licensed to a third party by TTS or in which TTS has otherwise transferred an interest to a third party has been licensed or transferred on a non-exclusive basis pursuant to valid and existing license agreements. Except as set forth on Schedule 3.4(b), the transactions contemplated by this Agreement will not result in any loss of any TTS Owned Intellectual Property and Software or the loss of any right residing in TTS to use, exploit or receive benefits with respect to such TTS Owned Intellectual Property and Software.

                  (c) Schedule 3.4(c) sets forth all material Intellectual Property and Software licensed to TTS (the "TTS Licensed Intellectual Property and Software").

Except as set forth on Schedule 3.4(c), TTS has the right to use, free and clear from any claims or rights of others, except as reflected in the applicable license, all TTS Licensed Intellectual Property and Software. Except as set forth on Schedule 3.4(c), to the best knowledge of NTL, none of the TTS Licensed Intellectual Property and Software has been declared invalid, or been limited in any respect by order of any court or by agreement, or, is the subject of any infringement, interference or similar proceeding or challenge. Except as set forth on Schedule 3.4(c), neither TTS nor NTL has received any notice of infringement, misappropriation or conflict from any other Person with respect to the TTS Licensed Intellectual Property and Software. Except as set forth on
Schedule 3.4(c), the transactions contemplated by this Agreement will not result in any loss of any TTS Licensed Intellectual Property and Software or the loss of any right residing in TTS to use, exploit or receive benefits with respect to such TTS Licensed Intellectual Property and Software, except to the extent that any such loss would not have a Relevant Adverse Effect on the TTS Assets or the TTS Business

                  (d) Except as set forth on Schedule 3.4(d), the TTS Assets constitute substantially all of the assets (i) necessary for the conduct of the TTS Business in the ordinary course consistent with past practices or (ii) currently used by TTS in connection with the TTS Business. Except as set forth on Schedule 3.4(d), the conduct of the TTS Business in the ordinary course is not dependent upon the right to use the property of Persons other than TTS, except such property as is leased or licensed to TTS pursuant to any of the TTS Contracts or the absence of which would not have a Relevant Adverse Effect on TTS. Except as set forth on Schedule 3.4(d), neither NTL nor any Affiliate of NTL (other than TTS) owns or has any interest in any TTS Asset or any asset currently used by TTS in the TTS Business, except the NTL Retained Assets, or such assets as are leased or licensed to TTS pursuant to any of the TTS Contracts or the loss of which would not have a Relevant Adverse Effect on TTS or Newco.

                  (e) Except as set forth on Schedule 3.4 (e), the TTS Owned Intellectual Property and Software, the TTS Licensed Intellectual Property and Software, and the Intellectual Property and Software licensed pursuant to the Intellectual Property License Agreement constitute all of the material intellectual property rights used in the conduct of the TTS Business as currently conducted.

           3.5    CONTRACTS, COMMITMENTS AND CUSTOMERS.

                  (a) Set forth in Schedule 3.5(a) attached hereto is a list of each of the following agreements between TTS and its customers: (i) service or maintenance contracts with an annual revenue commitment of $500,000 or greater, and (ii) purchase, lease or rental agreements for the installation or upgrade of a PBX for which the customer has not been sent the final invoice with a total purchase price of $1,000,000 or greater.

                  (b) Set forth in Schedule 3.5(b) attached hereto is a list of each TTS Contract, other than agreements with customers, which would create a monetary obligation of TTS, or a right to receive funds by TTS, of greater than $300,000 in the aggregate. Also set forth on Schedule 3.5(b) is a list of all guarantees of the obligations of TTS by NTL or any NTL Affiliate.

                  (c) To the best knowledge of NTL and TTS, except as provided in Schedule 3.5(c), TTS is not in breach of any provision of, or in default (or knows of any event or circumstance that with notice or lapse of time or both would constitute an event of default) under the terms of, any TTS Contract except to the extent the loss of such TTS Contract would not have a Relevant Adverse Effect on TTS. Except as set forth in Schedule 3.5(c), all of the TTS Contracts listed in Schedule 3.5(a) and Schedule 3.5(b) are in full force and effect, and neither NTL nor TTS is aware of any pending or overtly threatened Claims or disputes with respect thereto. None of the customers or counterparties under the TTS Contracts listed in Schedule 3.5(a) and Schedule 3.5(b) has notified NTL or TTS in writing that it intends to discontinue its relationship with TTS.

                  (d) Except as set forth on Schedule 3.5(d), or except where the failure to obtain a consent or waiver would not have a Relevant Adverse Effect on the TTS Business, the TTS Contracts listed in Schedule 3.5(a) and
Schedule 3.5(b) do not require the consent or waiver of any Person or Authority prior to the consummation of the transactions contemplated by this Agreement.

                  (e) Except as set forth on Schedule 3.5(e), true and complete copies of the TTS Contracts listed in Section 3.5(a) and Section 3.5(b) have been made available to Newco prior to the date of this Agreement.

           3.6    [This Section Intentionally Left Blank].

           3.7 TAXES. Except as set forth in Schedule 3.7, TTS has timely filed all Tax Returns with the appropriate federal, provincial or municipal government agencies or instrumentalities required to be filed by it and has timely paid, has caused to be timely paid, or has had timely paid on its behalf, all Taxes which are due (whether or not shown on a Tax Return). Each of the Tax Returns filed or as amended by TTS is accurate and complete in all material respects. Except as described on Schedule 3.7, no material deficiencies exceeding $1,000,000 for a single Tax or any Taxes have been proposed, asserted, assessed or reassessed against TTS, and no requests for waivers of the time to assess any such Taxes have been granted or are pending. Except as set forth in
Schedule 3.7, there are no current examinations of any Tax Return of TTS being conducted, and there are no settlements or other agreements with any federal, provincial or municipal taxing Authority or any prior examinations which could reasonably be expected to have a Material Adverse Effect on TTS.

            3.8    NO VIOLATIONS OR LITIGATION.

                  (a) To the best knowledge of NTL, TTS has not violated, and, except as provided in Schedule 3.3(a), the consummation of the transactions contemplated hereby will not cause any violation of, any Permit, any order of any Authority or any law, ordinance, regulation, order, requirement, statute, rule, permit, concession, grant, franchise, license or other governmental authorization relating or applicable to the TTS Business or any of TTS Assets or that could have a Relevant Adverse Effect on the TTS Assets or the TTS Business.

                  (b) Except as set forth in Schedule 3.8(b) and except for Claims and examinations relating to Taxes, to the best knowledge of NTL, there is no Claim, or examination (including, without limitation, any change in any zoning or building ordinance) pending or, to the best knowledge of NTL, threatened against or affecting TTS, the TTS Business or any of the TTS Assets, at law or in equity, before or by any Authority or any third party that could have a Relevant Adverse Effect on TTS, the TTS Assets or the TTS Business.

                  (c) This Section 3.8 does not address environmental matters within the scope of 3.10.

            3.9 PROPERTY LEASES. Schedule 3.9 is a complete list of all real property leases and those personal property leases with annual rental payments equal to or greater than Three Hundred Thousand Dollars ($300,000) per annum to which TTS is a party (the "Leases"). Each of the Leases is a valid and existing lease, enforceable in accordance with its terms, and, to the best knowledge of NTL, there are no existing defaults, events of default or events, occurrence or acts that, with the giving of notice or lapse of time or both, would constitute defaults, in each case by TTS and, to the best knowledge of NTL, by any other party thereto, under any of the Leases.

            3.10   ENVIRONMENTAL.

                  (a) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

                           (i) The term "Environmental Law(s)" means each and
every law, Order, Permit, or similar requirement of each and every Authority, pertaining to (A) the protection of human health, safety, the environment, natural resources and wildlife, (B) the protection or use of surface water, groundwater, rivers, and other bodies of water, (C) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Substance or (D) pollution.

                           (ii) The term "Hazardous Substance" means any
substance which is (A) defined as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any Environmental Laws, (B) a petroleum hydrocarbon, including crude oil or any fraction thereof, (C) hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive or carcinogenic or (D) regulated pursuant to any Environmental Laws.

                           (iii) The term "Release" means any spilling, leaking,
pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including without limitation the abandonment or discarding of barrels, containers, and other receptacles containing any Hazardous Substance).

                  (b) compliance with Environmental Laws. Except as disclosed on
Schedule 3.10(b), with respect to both (i) the operations conducted at and conditions present at the real property currently used or occupied by TTS in connection with the TTS Business (the "TTS Real Property"), and (ii) the operations conducted at and the conditions present at any real property formerly used or occupied by TTS in connection with the TTS Business (the "Former TTS Real Property"), during the period of such use or occupancy by TTS, TTS was and is in compliance with applicable Environmental Laws, except for such failures to comply that, individually and in the aggregate, have not had and could not reasonably be expected to have, a Material Adverse Effect on TTS.

                  (c) Environmental Liabilities. Except as disclosed on Schedule 3.10(c), there are no past or present conditions, circumstances, events, activities, practices, or agreements arising out of, or related either to the TTS Real Property or to the Former TTS Real Property, including but not limited to any on-site or off-site Release of any Hazardous Substances, which have given rise to or could reasonably be expected to give rise to: (i) liabilities or obligations of TTS, NTL or its Affiliates for any clean-up, corrective action or remedial activity under any Environmental Law; (ii) any Claim against TTS, NTL or its Affiliates under any Environmental Law for personal injury, property damage, or damage to natural resources, or (iii) the imposition of fines or penalties on TTS, NTL or its Affiliates under any Environmental Law, where such liabilities, obligations, Claims, fines or penalties, either individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect on TTS.

                  (d) Permits. Schedule 3.10(d) sets forth an accurate and complete list of all material Permits issued to TTS, NTL or its Affiliates under any Environmental Law for the operation of the TTS Business. Except as disclosed on Schedule 3.10(d), TTS, NTL or its Affiliates have made all filings necessary to request the timely renewal or issuance of all Permits necessary under Environmental Laws for the continued use and operation of the TTS Real Property and to conduct the TTS Business as it is presently being conducted.

                  (e) Proceedings. Except as disclosed in Schedule 3.10(e), there is no Claim or Proceeding pending or threatened against TTS, NTL or its Affiliates, under or in connection with any Environmental Law, which could reasonably be expected to result in a fine, penalty or other obligation, cost or expense, except for such obligations, costs, or expenses that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect on TTS.

                  (f) Transfer Restrictions and Liens. Except as disclosed in
Schedule 3.10(f), neither the TTS Real Property nor the TTS Business (i) is subject to, or would as a result of this transaction be subject to, applicable Environmental Laws which would impose restrictions, such as notice, disclosure or obtaining approval prior to this transaction, or (ii) is subject to, or could reasonably be expected to become subject to, any Liens under any applicable Environmental Laws.

                  (g) Documents. TTS, NTL or its Affiliates will have made available by Closing to WCG any and all pleadings, reports, assessments, analytical results, permits, and other material documents, correspondence and records in their possession concerning Environmental Laws, Hazardous Substances, or other environmental subjects in each case relating to the operation of the TTS Business.

          3.11 INSURANCE. Schedule 3.11 sets forth a complete and accurate list of all policies (including their respective expiration dates) of property, general liability, automobile liability, and other forms of insurance presently in effect with respect to TTS, the TTS Business or any of the TTS Assets, its operations, and its employees, excluding those policies relating to Benefit Programs or Agreements. Such insurance will be terminated with respect to TTS, the TTS Business and the TTS Assets as of Closing.

          3.12    EMPLOYMENT AND LABOR MATTERS.

                  (a) Attached hereto as Schedule 3.12(a)(i) is a true and complete list of the employees of the TTS Business as of December 31, 1996 (including regular full and part-time employees and employees seconded or otherwise provided to TTS by NTL or any of its Affiliates) (the "TTS Active Employees"), identified by name and employee number, together with job titles, compensation and service information concerning such employees. Except as set forth on Schedule 3.12(a)(ii), TTS is not a party to any employment contract with and will not have any liability (other than accrued salary, commissions, bonuses, draws, allowances, overtime, vacation pay and other statutory amounts, or as described in Schedule 3.8(b)) to any TTS Active Employees or any other employees, any former employees, or any independent and dependent contractors of the TTS Business (collectively, "TTS Employees"). Attached hereto as Schedule 3.12(a)(iii) is a true and complete list of the independent and dependent contractors of the TTS Business.

                  (b) Except as set forth on Schedule 3.12(b), TTS is not a party to any collective bargaining agreement or union contract with respect to TTS Employees and no collective bargaining agreements are being negotiated by TTS with respect to any of the TTS Employees; and no notice of a proposed union certification or recognition election has been received by TTS.

                  (c) No trade union, council of trade unions, employee bargaining agency or Affiliated bargaining agent:

                           (i) holds bargaining rights with respect to any TTS Employees by way of certification, interim certification, voluntary recognition, designation or successor rights;

                           (ii)     has applied to be certified as the
                                    bargaining agent of any  TTS Employees; or

                           (iii) has applied to have TTS declared a related employer or successor employer pursuant to applicable labor legislation.

                  (d) Except as otherwise set forth on Schedule 3.12(d), no TTS Employees are currently on a leave of absence for any reason, including without limitation sickness or disability, maternity/paternity and workers' compensation, and no Claim is pending and, to the best knowledge of NTL, no Claim is expected to be made by any TTS Employees for workers? compensation benefits.

                  (e) TTS has complied in all material respects with all laws relating to the employment of TTS Employees.

                  (f) Attached hereto as Schedule 3.12(f) is a true and complete list of each of the following which is, or has been, sponsored, maintained or contributed to by TTS, NTL or any of its Affiliates in respect of TTS Employees: each personnel policy, stock option plan, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan and/or golden parachute agreement, policy, program or agreement, pension, retirement, supplementary retirement, deferred compensation agreement or arrangement, retiree benefit plan or arrangement, fringe benefit program or practice (whether or not taxable), employee loan, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding ("Benefit Programs or Agreements").

                  (g) True, correct and complete copies or descriptions of all Benefit Programs or Agreements and all amendments thereto along with the related funding agreements, as amended, have been furnished or made available to WCG by TTS.

                  (h) TTS has no knowledge of any fact, condition or circumstance since the date of the documents provided in accordance with Section 3.12(f) which would materially affect the information contained therein and, in particular, and without limiting the generality of the foregoing, no promises or commitments have been made by TTS to amend any Benefit Program or Agreement or to provide increased benefits thereunder to any employee, dependant or independent contractor, except as required by law.

                  (i) All Benefit Programs or Agreements have been maintained in compliance with their respective terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations. Notice has not been received of any pending investigations by any Authority involving or relating to any Benefit Program or Agreement, there are no threatened or pending Claims (except for Claims for benefits payable in the normal operation of the Benefit Programs or Agreements), suits or proceedings against any Benefit Program or Agreement or asserting any rights or claims to benefits under any Benefit Program or Agreement that could give rise to a liability nor, to the best knowledge of NTL, are there any facts that could give rise to any liability in the event of such investigation, claim, suit or proceeding. No notice has been received by TTS, NTL or its Affiliates of any complaints or other proceedings of any kind involving TTS or, to the best knowledge of NTL, any TTS Employees before any Authority relating to any Benefit Program or Agreement.

                  (j) Each investment held in respect of a Benefit Program or Agreement is a qualified or eligible investment, no investment held in respect of a Benefit Program or Agreement is a prohibited investment under the terms of the Benefit Program or Agreement and all supporting documents or any applicable legislation, and each Benefit Program or Agreement has or had the power and authority to make each investment and is permitted under all applicable legislation and the terms of the Benefit Programs or Agreements and all supporting documents to continue to hold such investments.

                  (k) Except as permitted by the Benefit Program or Agreement and applicable legislation, there has been no withdrawal of assets or any other amounts from any of the Benefit Programs or Agreements other than proper payments of benefits to eligible beneficiaries, refunds of over-contributions to plan members and permitted payments of reasonable expenses incurred by or in respect of such Benefit Program or Agreement.

                  (l) All employer and, if applicable, employee contributions under the Benefit Programs or Agreements have been remitted in a timely manner (other than current contributions not in arrears), and the Benefit Programs or Agreements have been funded in accordance with their respective terms.

                  (m) All returns, filings, reports and disclosures relating to the Benefit Programs or Agreements required pursuant to the terms of the Benefit Programs or Agreements, applicable legislation or any Authority, have been filed or distributed in accordance with all requirements, all filing fees and levies imposed on the Benefit Programs or Agreements by the applicable Authorities or applicable legislation have been made on a timely basis and the funds of the Benefit Programs or Agreements are not exposed to any late filing fees that have not been remitted.

                  (n) No event has occurred and there has been no failure to act on the part of TTS, any funding agent or any administrator of any of the Benefit Programs or Agreements that could subject TTS or the fund of any Benefit Program or Agreement to the imposition of any tax, penalty or other disability with respect to any Benefit Programs or Agreements, whether by way of indemnity or otherwise.

                  (o) No insurance contract or any other contract or agreement affecting a Benefit Program or Agreement requires or permits a retroactive increase in premiums or payments, loss sharing arrangement or other actual or contingent liability due thereunder. The level of insurance reserves under each insured Benefit Program or Agreement is reasonable and sufficient to provide for all incurred but unreported claims.

                  (p) None of the Benefit Programs or Agreements provides benefit increases or payments of any kind that are contingent upon or that will become effective upon entering into this Agreement or the completion of the transactions contemplated hereby.

                  (q) Attached hereto as Schedule 3.12(q) is a list of all employee terminations and transfers out of the TTS Business since September 1, 1996.

          3.13 FINDER'S FEE. Other than Smith Barney, Inc., no investment banker, broker, finder or other Person is entitled to any brokerage or finder's fee or similar commission from NTL or TTS in respect of the transactions contemplated by this Agreement. NTL shall indemnify and hold Newco harmless from and against any and all Claims, liabilities and obligations with respect to any such fees, commissions or expenses asserted by any such Person on the basis of any act, statement, agreement or commitment alleged to have been made by TTS, NTL or any of its Affiliates with respect thereto.

          3.14 MINUTE BOOKS. The minute books of TTS, copies of which have heretofore been made available to Newco, contain true and complete minutes and records of all meetings, proceedings and other actions of shareholders and the Board of Directors of TTS, none of which have been amended to the best knowledge of NTL (except as set forth in such copies) and are in full force and effect as of the date hereof.

          3.15    ABSENCE OF CERTAIN CHANGES. Except as described in Schedule
3.15 and except for the consummation of the transactions contemplated by Article II, since December 31, 1996, there has not been:

                  (a) Any mortgage, encumbrance or Lien placed on any of the TTS Assets by or as a result of any act or omission of TTS which remains in existence on the date hereof and remains in existence on the Closing Date, except for Permitted Encumbrances;

                  (b) Any obligation or liability in excess of Two Hundred Fifty Thousand Dollars ($250,000) incurred by TTS other than obligations and liabilities incurred in accordance with past practice in the ordinary course of business;

                  (c) Any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition of any of the TTS Assets for an amount in excess of One Hundred Thousand Dollars ($100,000), other than in accordance with past practice in the ordinary course of business;

                  (d) Any damage, destruction or Loss in excess of One Hundred Thousand Dollars ($100,000) per single event, whether or not covered by insurance, affecting the TTS Assets or the TTS Business;

                  (e) Any strike, work stoppage, concerted work slow down, grievance or arbitration proceeding, unfair labor practice charge or complaint involving the TTS Business;

                  (f) Any material change in the Benefit Programs or Agreements listed (or required to be listed) on Schedule 3.12(f) or any change in the compensation payable or to become payable with respect to the TTS Business to any present or former director, officer, employee, dependent or independent contractor listed on Schedule 3.12(a)(iii) or agent of NTL or TTS, except changes in compensation which occurred in the ordinary course of business and which did not involve, in any case, an increase in compensation in excess of Twenty Thousand Dollars ($20,000) per annum for any one employee.

                  (g) A cancellation of any debt in excess of One Hundred Thousand Dollars ($100,000) owed to or a claim of TTS, or waiver of any right of TTS, other than in accordance with past practice in the ordinary course of business;

                  (h) Any extraordinary Losses of Fifty Thousand Dollars ($50,000) or more individually aggregating in excess of Seven Hundred Fifty Thousand Dollars ($750,000) or more suffered by the TTS Business;

                  (i) Any change in any method of accounting or accounting practice by the TTS Business, except as may be required by GAAP; or

                  (j) Any other change in the financial condition, properties, assets, liabilities, business or operations of the TTS Business which change, by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has been or is reasonably likely to have a Material Adverse Effect with respect to the TTS Business or Newco.

          3.16 NO UNTRUE STATEMENTS. This Agreement, the Exhibits and Schedules hereto, and any certificate delivered to Newco or its representatives in connection with this Agreement or the transactions contemplated hereby, do not and will not contain when delivered any untrue statement of any material fact and do not and will not omit to state a material fact necessary to make the statements contained herein and therein taken as a whole not misleading. To the best knowledge of NTL, there is no material fact that has not been disclosed in writing to Newco by NTL or TTS that has or is expected to have a Material Adverse Effect on TTS or Newco.

          3.17 DISTRIBUTORSHIP TERMS. To the best knowledge of NTL, all of the terms of the current distributorship agreements between NTL and TTS have been substantially complied with by the parties.

          3.18 RESIDENT STATUS. NTL is not a non-resident person within the meaning of Section 116 of the Income Tax Act (Canada).


                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF NEWCO

         Newco hereby makes the following representations and warranties to NTL, each and all of which are true and correct on the signing date hereof and on the Closing Date, except as set forth in the disclosure schedule attached pertaining to such representation and warranty:

         4.1 CORPORATE MATTERS. WilTel Communications LLC and its Designee each is duly organized, validly existing and in good standing under the laws of the State of Delaware and of the Province of Ontario, respectively, having all requisite power and authority to own, operate and lease its properties and assets and to carry on its business in the places and in the manner currently conducted. NTL has been provided with a true and correct copy of the charter documents of Newco and its Designee as currently in effect. Newco and its Designee each has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder.

         4.2      VALIDITY OF AGREEMENT; NO CONFLICT.

                  (a) This Agreement has been duly authorized, executed and delivered by Newco and is a legal, valid and binding obligation of Newco enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies.

                  (b) The execution, delivery and performance of this Agreement by Newco and the other agreements and documents to be delivered by Newco to NTL hereunder, the consummation of the transactions contemplated hereby or thereby, and the compliance with the provisions hereof or thereof by Newco, will not, with or without the passage of time or the giving of notice or both:

                           (i) except in the absence of required consents as set
forth on Schedule 4.3(a), conflict with, constitute a breach, violation or termination of any provision of, or give rise to any right of termination, cancellation or acceleration, or loss of any right or benefit or both, under any contract to which Newco is a party;

                           (ii) conflict with or violate the charter documents
of Newco;

                           (iii) result in the creation or imposition of any
Lien or Claim on any assets of Newco, except as contemplated herein; or

                           (iv) violate any law, statute, ordinance, regulation,
judgment, writ, injunction, rule, decree, order or any other restriction of any kind or character applicable to Newco.

         4.3 GOVERNMENTAL AND OTHER CONSENTS, APPROVALS AND AUTHORIZATIONS. Except as set forth in Schedule 4.3 attached hereto or as would not significantly adversely impact Newco, the transactions contemplated hereby or by any other agreement contemplated hereby, no order, license to conduct or operate its business, consent, waiver, authorization or approval of, or exemption by, or the giving of notice to, or the registration with, or the taking of any other action in respect of, any Person not a Party, including any Authority, and no filing, recording, publication or registration in any public office or any other place is necessary on behalf of Newco (i) to authorize the execution, delivery and performance of this Agreement or any other agreement contemplated hereby to be executed and delivered by it and the consummation of the transactions contemplated hereby or thereby, or (ii) to effect the legality, validity, binding effect or enforceability thereof.

         4.4 ACQUISITION OF PURCHASED SHARES. The Purchased Shares are being acquired by Newco or its Designee for its own account and not with a view to or in connection with any disposition thereof in violation of the Securities Act of 1933, as amended, or the relevant regulations thereunder, or any state securities or "blue sky" laws.

         4.5 FINDER'S FEE. No investment banker, broker, finder or other Person is entitled to any brokerage or finder's fee or similar commission from Newco in respect of the transactions contemplated by this Agreement. Newco shall indemnify and hold NTL and its Affiliates harmless from and against any and all Claims, liabilities and obligations with respect to any such fees, commissions or expenses asserted by any such Person on the basis of any act, statement, agreement or commitment alleged to have been made by Newco or any of its Affiliates with respect thereto.

         4.6 NO UNTRUE STATEMENTS. This Agreement, the Exhibits and Schedules hereto, and any certificate delivered to NTL and its representatives in connection with this Agreement or the transactions contemplated hereby, do not and will not contain when delivered any untrue statement of any material fact and do not and will not omit to state a material fact necessary to make the statements contained herein and therein taken as a whole not misleading. To the best knowledge of Newco, there is no material fact that has not been disclosed in writing to NTI or NTL by Newco that has or is expected to have a Material Adverse Effect on Newco.


                                    ARTICLE V
                             MATTERS PENDING CLOSING

                    [THIS ARTICLE INTENTIONALLY LEFT BLANK.]


                                   ARTICLE VI
                              CONDITIONS TO CLOSING

         6.1 CONDITIONS TO OBLIGATION OF THE PARTIES The obligations of the Parties to effect the Closing shall be subject to the following conditions unless waived in writing by all Parties:

                  (a) Formation Agreement. The transactions contemplated by Sections 2.2 and 2.3 of the Formation Agreement shall have been consummated.

                  (b) Approvals and Consents. Any required consents, approvals or authorizations of any Authority to the transfer or change in control contemplated by this Agreement shall have been obtained or required statutory waiting periods therefor shall have expired.

                  (c) No Litigation. No Proceeding shall have been initiated by any Authority or third party seeking to enjoin or otherwise restrain the consummation of the transactions contemplated by this Agreement.

         6.2 CONDITIONS TO OBLIGATION OF NEWCO. The obligation of Newco to consummate the transactions contemplated hereby is subject to the satisfaction on or prior to the date of the Closing of the following conditions, any one or more of which may be waived in writing, in whole or in part, by Newco:

                  (a) Representations, Warranties and Covenants. NTL shall have performed, satisfied, and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed, satisfied, or complied with by it on or before the date of the Closing. All representations and warranties of NTL contained in this Agreement or in any certificate, document, instrument or writing delivered to Newco by or on behalf of NTL under this Agreement shall be true and correct, in all material respects, on the date of this Agreement and as of the date of the Closing with the same force and effect as though they had been made on such date.

                  (b) No Material Adverse Change. From the date of this Agreement to and including the Closing Date, there shall not have occurred any Material Adverse Change in or with respect to the prospects of the TTS Business or the TTS Assets, whether or not disclosed in any supplement or amendment to the schedules to this Agreement.

                  (c) Good Standing. NTL shall have delivered to Newco certificates issued by appropriate Authorities evidencing the good standing and existence of each of NTL and TTS, as of a date not more than ten calendar days prior to the date of Closing, in the jurisdictions in which it was organized.

                  (d) Consents of Third Persons. All consents from Persons that are listed and identified in Schedule 3.3(a) attached hereto shall have been obtained by TTS including by lapse of a contractual or statutory waiting period and copies thereof shall have been delivered to Newco.

                  (e) Delivery of Other Agreements. NTL shall have executed and delivered to Newco or its Designee the other agreements contemplated by this Agreement.

                  (f) Review of Certain Contracts. NTL shall have made available for review by Newco the contracts identified on Schedule 3.5(a).

                  (g) Secretary's Certificate. NTL shall have delivered to Newco a certificate dated the Closing Date executed by the secretary or assistant secretary of

TTS certifying that attached thereto is: (1) a true, correct and complete certified copy of the certificate of incorporation of TTS and all amendments thereto; and (2) a true, correct and complete copy of the by-laws of TTS, and all amendments thereto.

                  (h) Resolutions. NTL shall have delivered to Newco certified resolutions of the Board of Directors of NTL approving the consummation of the transactions contemplated hereby.

                  (i) NTL Retained Liabilities. NTL (or an Affiliate of NTL reasonably acceptable to Newco) shall have assumed and agreed to pay, perform and discharge the NTL Retained Liabilities pursuant to an assumption agreement in form and substance satisfactory to Newco.

                  (j) Transfer of Purchased Shares. NTL shall have delivered to Newco or its Designee all necessary transfers, assignments and other documentation reasonably required to transfer the Purchased Shares to Newco or its Designee with a good title, free and clear of all encumbrances.

                  (k) Officers and Directors Resignations. All directors and officers of TTS shall have resigned in favor of nominees of Newco effective as of the Closing.

         6.3 CONDITIONS TO OBLIGATION OF NTL. The obligation of NTL to consummate the transactions contemplated hereby is subject to the satisfaction on or prior to the date of the Closing of the following conditions, any one or more of which may be waived in writing, in whole or in part, by NTL:

                  (a) Representations, Warranties and Covenants. Newco shall have performed, satisfied, and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed, satisfied, or complied with by it on or before the date of the Closing. All representations and warranties of Newco contained in this Agreement or in any certificate, document, instrument or writing delivered to NTL by or on behalf of Newco under this Agreement shall be true and correct, in all material respects, on the date of this Agreement and as of the date of the Closing with the same force and effect as though they had been made on such date.

                  (b) No Material Adverse Change. From the date of this Agreement to and including the Closing Date, there shall not have occurred any Material Adverse Change in or with respect to the prospects of the WilTel Business or the WilTel Assets, whether or not disclosed in any supplement or amendment to the schedules to this Agreement.

                  (c) Purchase Price. Newco shall have paid to NTL the Purchase Price.

                  (d) Officer's Certificate. Newco shall have delivered to NTL a certificate dated the Closing Date executed by an officer of Newco certifying that attached thereto is: (1) a true, correct and complete copy of the certificate of formation of Newco certified by the Secretary of State of Delaware and all amendments thereto; and (2) a true, correct and complete copy of the LLC Agreement.

                  (e) Resolutions. Newco shall have delivered to NTL certified resolutions of the management committee of Newco approving the consummation of the transactions contemplated hereby.

                  (f) Insurance. Newco shall have provided evidence to NTL that the insurance policies set forth on Schedule 4.11 of the Formation Agreement have been amended to include Newco and TTS.

                  (g) Competition Bureau. WCG, WilTel or Newco shall have proposed the transactions contemplated by this Agreement to the Canadian Competition Bureau for its approval or advice that it will not oppose such transactions.


                                   ARTICLE VII
                                     CLOSING

         7.1 The consummation of the transactions provided for in Article II (the "Closing") shall take place at the offices of The Williams Companies, Inc., One Williams Center, Suite 4100, Tulsa, Oklahoma 74172 on April 30, 1997, or at such other time as the parties mutually agree.


                                  ARTICLE VIII
                            DISTRIBUTORSHIP AGREEMENT

         8.1 TTS RIGHT OF RENEWAL. At the time of Closing, NTL and TTS shall enter into a new distributorship agreement with TTS to replace the current distributorship agreements between NTL and TTS, substantially on the terms and conditions attached hereto as Schedule 8.1 (the "NTL/TTS Distributor Agreement").

         8.2 TTS RIGHT OF RENEWAL AFTER TRANSFER. In the event of a Transfer of a Member's Membership Interest (as defined in the LLC Agreement) pursuant to Sections 8.6(b), 19.3, 19.4 or 19.5 of the LLC Agreement, NTL shall not terminate the NTL/TTS Distributor Agreement for a period of three (3) years after such Transfer unless (i) TTS is in material breach of the NTL/TTS Distributor Agreement, (ii) Newco is in material breach of its distributorship agreement with NTL, or (iii) control of TTS or a substantial interest in TTS is sold, transferred or assigned by Newco to a competitor of NTL.

         8.3 USE OF MARKS. Newco acknowledges that NTL is the registered owner of the following trademarks:

         Meridian          reg. no. 319540
         Meridian 1        reg. no. 387807
         Meridian SL       reg. no. 383716

         In addition to any trademark licenses granted pursuant to the terms of the NTL/TTS Distributor Agreement, Nortel agrees that it will permit TTS to continue using "Meridian" (the "Trademark") as part of its corporate name and as otherwise used in the TTS Business in Canada prior to the date hereof but not otherwise, until December 31, 1997.

         Newco shall cause TTS to comply with NTL's instructions as to the form and manner in which the Trademark shall be used and agrees that its use of the Trademark shall conform in all respects to NTL's policies and guidelines in place from time to time respecting the use of the Trademark.

         Newco shall cause TTS to ensure that products sold by TTS in respect of which the Trademark is used comply with all specifications and standards set forth by NTL. NTL shall have the right to monitor and inspect products sold by TTS at reasonable times for the purpose of enabling NTL to ensure such compliance exists.

         Newco shall cause TTS to cease using "Meridian" as part of its corporate name and on signs, logos, telephone listings, business cards, customer and supplier information or otherwise (except as permitted pursuant to the NTL/TTS Distributor Agreement) as soon after Closing as reasonably possible, but in no event later than December 31, 1997.

         Newco acknowledges that the Trademark and all goodwill associated therewith are, and shall remain, the sole property of NTL and no rights are conferred upon TTS or Newco with respect to the Trademark except as specifically set forth herein.

                                   ARTICLE IX
                                EMPLOYEE MATTERS

         9.1 EMPLOYMENT RELATED CLAIMS. On or prior to the Closing Date, NTL (or an Affiliate of NTL reasonably satisfactory to Newco) shall assume and agree to pay, perform and discharge, the following liabilities of TTS caused by actions or omissions of TTS or NTL, or arising from facts occurring, on or prior to the Closing Date:

                           (i) Any liability, Claim or obligation (whether
                  actual, contingent, known or unknown) in respect of employment of the TTS Employees on or before the Closing Date, including without limitation wages, costs of benefits or termination of employment; and

                           (ii) Any liability, Claim or obligation (whether
                  actual, contingent, known or unknown) in respect of the persons listed on Schedule 9.1.

         9.2 EMPLOYMENT TERMINATION NOTICES. Each Party acknowledges that it is solely responsible for issuing, serving and delivering all orders and notices required pursuant to applicable employment standards or labour legislation in connection with the termination of its employees, if any, and for any financial obligations and liabilities in connection therewith or otherwise required in connection with the termination of its employees.

         9.3 HIRING RESTRICTIONS. NTL and its Affiliates will not hire Newco employees for a period of one (1) year from Closing.

         9.4 SERVICES AGREEMENT. NTL shall continue to provide to TTS the services of the persons listed on Schedule 9.1 pursuant to the terms of a Services Agreement to be negotiated between NTL and TTS within thirty (30) days after Closing.


                                    ARTICLE X
                              ADDITIONAL AGREEMENTS

         10.1 DELIVERY OF CORPORATE DOCUMENTS. NTL shall deliver to Newco or TTS, on or before the Closing Date, all Records, including computer disks reflecting any books or records, documents or other papers, or other information or data relating to the operation of the TTS Business or the TTS Assets stored on any electronic media, including computers. NTL shall be entitled to retain the historical books and records relating to the TTS Business to the extent the books and records are not necessary for the ongoing operations of the TTS Business. NTL agrees that Newco and its authorized representatives shall have the right to inspect and, at Newco's expense, copy, at any time during regular business hours for any proper purpose, the corporate, accounting, auditing and tax books, records (including work papers) and other books and records, but only so far as they relate to TTS or the TTS Business, in the possession of NTL or its Affiliates. For a period of seven years following the Effective Date, NTL agrees that it will not dispose of or destroy any such books and records without having first offered to deliver the same to Newco or TTS.

         10.2 ACCESS TO INFORMATION. Newco covenants and agrees to cause TTS to provide full and complete cooperation and assistance to NTL and its Affiliates following the Closing and to provide full and complete access to the corporate, accounting, auditing and tax books, records (including work papers) and other books and records relating to TTS, and to TTS' premises and employees, to the extent that

NTL reasonably requires such information to complete tax returns, to verify and honor the NTL Retained Liabilities and obtain the benefit of the NTL Retained Assets, to investigate, enforce or defend against Claims for indemnification pursuant to Article XI or third party Claims against any such Party or Parties, or for similar purposes. For a period of seven years following the Effective Date, Newco agrees that it will cause TTS not to dispose of or destroy any such books and records without having first offered to deliver the same to NTL.

         10.3     NONDISCLOSURE OF PROPRIETARY INFORMATION.

                  (a) Each of NTL and Newco agrees that, for a period beginning on the Closing Date and ending on the second anniversary date of the Closing Date, it and its Affiliates will apply the same standards and treat (i) TTS's confidential or proprietary information and (ii) the terms and conditions of this Agreement and the other agreements required pursuant hereto, as it does its Affiliates' confidential or proprietary information with respect to maintaining the confidentiality thereof. Notwithstanding the foregoing, each Party and its Affiliates may disclose information that (A) is required to be disclosed by applicable provincial, state, or federal tax or securities laws to the extent, and only to the extent, the laws require the disclosure and such Party provides TTS prior written notice of its intent to provide the disclosure and the general text of the disclosure, and the disclosure is consented to by TTS, which consent shall not be unreasonably withheld, or (B) is required to be disclosed by a court or administrative body of competent jurisdiction; provided that, if a Party or its Affiliates are served or threatened with litigation that would require such Party or its Affiliate to disclose the information, such Party or the Affiliate shall tender to TTS the opportunity to defend, at its cost, against the disclosure.

                  (b) Each Party acknowledges that all documents and objects containing or reflecting any TTS Owned Intellectual Property and Software, whether developed by such Party or by someone else for it or any of its Affiliates, will remain the exclusive property of TTS after the Effective Date and will be delivered to TTS. TTS will not share such TTS Owned Intellectual Property and Software with NTL or any of its Affiliates unless sold or licensed in an arms length transaction, provided that any software effectively available to NTL or its Affiliates as of February 28, 1997, will continue to be available at the existing terms and conditions.

         10.4 THIRD PARTY CONSENTS. Each of NTL and Newco shall use its reasonable efforts to obtain the consents of third parties as are necessary for the completion of the transactions contemplated by this Agreement.

         10.5  TAX MATTERS.

                  (a) Tax Returns, Payment of Taxes, and Refunds. NTL will prepare and file, or cause to be prepared and filed, on a timely basis, all Tax Returns (including any amendments thereto), if any, for TTS for any taxable period ending on or prior to the Effective Date, (any such period being referred to herein as a "Pre-Effective Period"). TTS shall be responsible for and shall pay all Taxes for such Pre-Effective Periods up to the amount accrued for such Taxes on the NCS Adjusted Effective Date Balance Sheet. Any amount paid for Taxes with respect to Pre-Effective Periods which exceeds the total amount of Taxes accrued on the NCS Adjusted Effective Date Balance Sheet shall be reimbursed by NTL promptly upon demand therefor. Newco shall, at its expense, cause TTS to reasonably cooperate and execute such instruments as are required or desirable in connection with the performance by NTL of its obligations under the immediately preceding sentence. Newco will prepare and file, or will cause to be prepared and filed, all Tax Returns relating to TTS for all subsequent periods, and TTS will pay all Taxes for TTS for all taxable periods which do not constitute Pre-Effective Periods.

                  (b) Control of Contest. Each of NTL and Newco will have the right, at its own expense, to control any audit or determination by any taxing authority, to initiate any claim for refund or file any amended Tax Return, and to contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment of Taxes for any taxable period for which such party (or any of its Affiliates) is charged with responsibility for filing a Tax Return under this Agreement. Newco will promptly forward or cause TTS to forward to NTL all written notifications and other written communications from any Taxing authority received by Newco or TTS relating to any liability for Taxes for any Pre-Effective Periods. Newco will cause TTS to assist NTL, at TTS' expense to take any and all actions with respect to any proceedings for any such Pre-Effective Periods. The failure by Newco to provide any such notice to NTL within twenty (20) Business Days of receipt by Newco or TTS of such notice will relieve NTL from any obligations with respect to the subject matter of any notification not so forwarded, but only to the extent that such late notice materially prejudices NTL's ability to contest such assessment or Tax.

                  (c) (i) Access to Information. Newco will cause TTS to provide NTL, and NTL will provide to TTS, the right, at reasonable times and upon reasonable notice, to have access to and to copy and use any records or information and personnel which may be relevant for the taxable period for which the requesting party is charged with payment responsibility for Taxes under this Agreement in connection with the preparation of any Tax Returns, any audit or other examination by any taxing authority, the filing of any claim for a refund of Tax or for the allowance of any Tax credit, or any judicial or administrative proceedings relating to liability for Taxes. The party requesting assistance hereunder will reimburse the other party for reasonable expenses incurred in providing such assistance. Any information obtained pursuant to this Section 10.5(c)(i) will be treated as proprietary information and will be used solely in connection with the matter for which it was requested.

                      (ii) Retention of Records. For a period of seven (7) years from the Closing Date, Newco will cause TTS not to dispose of or destroy any of the business records or files of TTS in existence on the Closing Date directly relating to Taxes without first offering to turn over possession thereof to NTL by written notice to NTL at least thirty (30) days prior to the proposed date of such disposition or destruction.

         10.6 INSURANCE MATTERS. To the extent that insurance coverage maintained by NTL is available, in excess of any deductible, retention or full indemnity program, with respect to any Loss suffered by TTS in respect of an event occurring on or before the Closing or relating to periods ending on or before such date, at the request of TTS and subject to reimbursement of costs by TTS, NTL shall make a claim against such insurance and any insurance proceeds from such insurance will be for the benefit of TTS for any relevant Loss of TTS, up to the amount of such Loss. NTL shall have the right to control, at its expense, subject to consultation with TTS, the defense of third-party Claims in respect of which NTL expects that insurance coverage under its policies may be available in respect of all or a portion of such Claims (subject to any applicable deductible under such insurance coverage).


                                   ARTICLE XI
                                 INDEMNIFICATION

         XI.1     INDEMNITY OBLIGATION.

                  (a) NTL Indemnification. Subject to the provisions of this
Article XI, NTL shall indemnify and hold harmless Newco and its Party Indemnitees against any and all Losses resulting from or arising out of:

                           (i) any breach of a representation or warranty made by NTL in this Agreement or any Schedule or Exhibit attached hereto;

                           (ii) the breach of any covenant, agreement or obligation of NTL contained in this Agreement or any Schedule or Exhibit hereto; and

                           (iii)    the NTL Retained Liabilities.

The total obligation of NTL and/or any of its Affiliates to indemnify under this Section and under Section 11.1(a) of the Formation Agreement shall not exceed **** in the aggregate under any circumstances.

                  (b) Newco Indemnification. Subject to the provisions of this
Article XI, Newco shall indemnify and hold harmless NTL and its Party Indemnitees against any and all Losses resulting from or arising out of:


------
**** Confidential material has been omitted and filed separately with the Securities and Exchange Commission.

                           (i) any breach of a representation or warranty made by Newco in this Agreement or any Schedule or Exhibit attached hereto; or

                           (ii) the breach of any covenant, agreement or obligation of Newco contained in this Agreement or any Schedule or Exhibit hereto.

         The total obligation of Newco and/or any of its Affiliates to indemnify under subparagraph 11.1(b)(i) shall not exceed **** in the aggregate under any circumstances.

                  (c) The breach of a specific representation, warranty or agreement by a Party shall be determined whether or not, apart from such specific representation, warranty or agreement, the transactions provided for in this Agreement prove to be more favorable to the other Party, and whether or not the facts and circumstances covered by one or more of the other representations, warranties or agreements made by such Party prove to be more favorable than so represented and warranted.

                  (d) All Claims for indemnification under this Section 11.1 (the party claiming indemnification and the party against whom such Claim for indemnification is being made are hereinafter referred to as "Indemnified Party" and the "Indemnifying Party", respectively) shall be reduced by the amount of any insurance proceeds effectively received by or benefiting the Indemnified Party with respect to the relevant Loss or liability subject, as the case may be, to the application of Section 10.6.

                  (e) Except with respect to Claims under subparagraph (a)(iii) of this Section 11.1, (i) no Claims shall be capable of assertion under Section
11.1 unless it pertains to a Loss with a monetary value of **** or more, on a matter by matter basis (whereby a series of connected Losses that are substantially identical in nature and that have arisen out of substantially identical events, circumstances or conditions shall be deemed to constitute one
Loss); and (ii) a Party (including its Party Indemnitees) shall only be entitled to indemnification under this Section 11.1 to the extent that the aggregate amount of Losses suffered by it or its Party Indemnitees under both this Agreement and the Formation Agreement as a result of misrepresentation or breach by the other Party, exceed a deductible of **** (such deductible being hereinafter referred to as the "General Deductible").

                  (f) Newco shall be entitled to indemnification under this
Section 11.1 with respect to Litigation Claims against a Party only to the extent that the aggregate amount of Losses suffered by Newco arising out of Litigation Claims (as defined in this Agreement and the Formation Agreement) under both this Agreement and the Formation Agreement against such Party exceed a deductible of **** (such deductible being hereinafter referred to as such Party's "Litigation Deductible").


------
**** Confidential material has been omitted and filed separately with the Securities and Exchange Commission.

         11.2 PROCEDURE. All Claims for indemnification by a Person under this
Article XI shall be asserted and resolved as follows:

                  (a) Whenever any Claim, Litigation Claim or oral demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder (which shall be deemed to include any Claim or Litigation Claim which falls within, and exhausts any part of such Party's Deductible) is asserted against or sought to be collected from such Indemnified Party by a third party, such Indemnified Party shall, within 30 days of the receipt thereof, give notice (a "Claim Notice") to the Indemnifying Party of such Claim, Litigation Claim or oral demand, specifying the nature of and specific basis for such Claim, Litigation Claim or oral demand and the amount or the estimated amount thereof to the extent then feasible, which estimate shall not be binding upon the Indemnified Party in its effort to collect indemnification hereunder in respect such Claim, Litigation Claim or oral demand. To the extent the Indemnifying Party is prejudiced thereby, the failure to so notify the Indemnifying Party of any such Claims or oral demand shall relieve the Indemnifying Party from liability that it may have to the Indemnified Party under the indemnification provisions contained in this Article XI, but only to the extent of the Loss directly attributable to such failure to notify, and shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party otherwise than under this Article XI. The Indemnifying Party shall, within 20 days of the receipt of a Claim Notice, notify the Indemnified Party as to whether it accepts, in whole or in part, its indemnity obligation under Section 11.1(a) or (b) (subject as the case may be, to the Indemnified Party's General or Litigation Deductible), in which case, the Indemnifying Party shall assume and thereafter conduct the defense thereof; provided that the Indemnified Party shall be entitled to participate in the defense thereof at its own expense. If the Indemnifying Party disputes liability under this Section 11.1(a) or (b), as the case may be, or otherwise fails to defend within a reasonable time after notice, the Indemnified Party will have the right to undertake the defense, at the risk of the Indemnifying Party and subject, as the case may be, to the Indemnified Party's right to claim indemnification from the Indemnifying Party for the cost of defense. The consent to the entry of any judgment or settlement of any claim hereunder by the Indemnifying Party may only be made upon the prior approval by the Indemnified Party, which approval shall not be unreasonably withheld, unless the judgment or proposed settlement involves only the payment of money damages (which would be paid by the Indemnifying Party) with a full release of the Indemnified Party, and does not impose any injunction, conditions, or other equitable relief on the Indemnified Party in which case consent is not required.

                  (b) If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Claim, Litigation Claim or oral demand that the Indemnifying Party elects to contest, or, if appropriate and related to the Claim, Litigation Claim or oral demand in question, in making any counterclaim against the Person asserting the third party Claim or Litigation Claim or oral demand, or any cross-complaint against any Person other than an Affiliate of the Indemnified Party. The Indemnifying Party shall reimburse such Indemnified Party for reasonable out-of-pocket expenses incurred by the Indemnified Party in such cooperation.

                  (c) If any Indemnified Party should have a claim against the Indemnifying Party hereunder that does not involve a Claim, Litigation Claim or oral demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party. Subject always to application of the relevant General or Litigation Deductible, reimbursement of any Losses incurred by the Indemnified Party pursuant to this Article XI shall be made within 30 days after documentation is sent to the Indemnifying Party by the Indemnified Party. If the Indemnifying Party disputes such claim, such dispute shall be resolved in the manner set forth in Article XIV hereof.

         11.3 FAILURE TO PAY INDEMNIFICATION. If and to the extent the Indemnified Party shall make written demand upon the Indemnifying Party for indemnification pursuant to this Article XI, and the Indemnifying Party shall refuse to accept its indemnity obligations under Section 11.1 (subject always to applicable General or Litigation Deductibles) or otherwise fail to pay in full within the period specified herein the amounts demanded pursuant hereto and in accordance herewith, then the Indemnified Party may utilize any legal or equitable remedy to collect from the Indemnifying Party the amount of its damages plus all costs, including reasonable attorneys' fees incurred in connection with such collection efforts. Nothing contained herein is intended to limit or constrain the Indemnified Party's rights against the Indemnifying Party for indemnity, the remedies herein being cumulative and in addition to all other rights and remedies of the Indemnified Party.


         11.4 SURVIVAL OF OBLIGATIONS. Except as otherwise expressly provided for in the following sentence, the representations, warranties, covenants, agreements and undertakings of NTL and Newco contained in this Agreement shall be deemed remade at and shall survive the Closing until the expiration of eighteen months (18) following the Closing. The representation and warranties, covenants, agreements and undertakings of NTL (i) contained in Section 3.4 hereof (the "Title Representations") shall survive the Closing until the fourth
(4th) anniversary thereof and will thereupon expire together with any right of indemnification with respect to breaches of the Title Representations, (ii) contained in Section 3.10 hereof (the "Environmental Representations") shall survive the Closing until the Second (2nd) anniversary thereof and will thereupon expire together with any right of indemnification with respect to breaches of the Environmental Representations, (iii) contained in Sections 3.7 and 3.12 and Article IX hereof (the "Employment and Tax Representations and Covenants") shall survive the Closing for a period ending ninety (90) days after the expiration of the applicable statute of limitation, as the same may be extended from time to time, and thereupon expire together with any right of indemnification with respect to Employment and Tax Representations and Covenants, and (iv) contained in Sections 2.4 and 10.6 shall survive the Closing until the third (3rd) anniversary thereof and will thereupon expire together with any right of indemnification with respect thereto; provided that, if a Claim or oral demand for indemnification (including, without limitation, any notice of any Litigation Claim) has been made or given within the applicable survival period and has not been resolved as of the expiration of such period, such Claim (and, if the Claim results from a breach of a representation, warranty, covenant, agreement or undertaking, such representation, warranty, covenant, agreement or undertaking) shall survive until the final resolution of such Claim.


         11.5 EXCLUSIVE REMEDY. With respect to all Losses indemnified under this Article XI, the indemnities provided herein shall be deemed the sole and exclusive remedies available to the Parties and their respective parents and Affiliates, and to TTS.


                                   ARTICLE XII
                                   TERMINATION

                    [THIS ARTICLE INTENTIONALLY LEFT BLANK.]


                                  ARTICLE XIII
                                    EXPENSES

         Except as otherwise set forth herein, and whether or not the transactions contemplated by this Agreement shall be consummated, each Party agrees to pay, without right of reimbursement from any other Party, the costs incurred by the Party incident to the preparation and execution of this Agreement and performance of its obligations hereunder, including the fees and disbursements of legal counsel, accountants and consultants employed by the Party in connection with the transactions contemplated by this Agreement.


                                   ARTICLE XIV
                             RESOLUTION OF DISPUTES

         The Parties agree that, except as otherwise specifically provided herein, all disputes under this Agreement shall be resolved in accordance with the procedures set forth in Exhibit N to the Formation Agreement.

                                   ARTICLE 15
                               GENERAL PROVISIONS

         15.1 NOTICES. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be deemed to have been duly given if in writing and delivered personally or sent vi) first-class, postage prepaid, registered or certified mail (return receipt requested), or by overnight delivery service or facsimile transmission with confirmation by certified mail or overnight delivery service addressed as follows:

                  If to NTL:

                           Northern Telecom Limited
                           8200 Dixie Road, Suite 100
                           Brampton, Ontario, Canada L6T5P6
                           Attention: Corporate Secretary
                           Facsimile: (905) 863-8386

                  and copy to:

                           Northern Telecom Inc.
                           2221 Lakeside Boulevard
                           Richardson, Texas 75082
                           (Attention: Richard R. Standel, Vice President, Secretary and General-Counsel)
                           Facsimile: (972) 685-3011

                  If to Newco or its Designee:

                           111 E. 1st Street
                           Tulsa, Oklahoma 74103
                           Attention: Howard E. Janzen
                           Facsimile Number: (918) 561-6024

                  and copy to:

                           One Williams Center, 41-3
                           Tulsa, Oklahoma 74172
                           Attention: David P. Batow, General Counsel
                           Facsimile Number: (918) 588-3005

         Any Party may change the address to which the communications are to be directed to it by giving notice to the other in the manner provided in this
Section 15.1. Notice by mail shall be deemed to have been given and received on the third calendar day after posting. Notice by overnight delivery service, facsimile transmission or personal delivery shall be deemed given on the date of actual delivery.

         15.2 GOVERNING LAW. This Agreement and the performance of the transactions contemplated hereby shall be governed by and construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein, without regard to any conflict-of-laws provision thereof that would otherwise require the application of the law of any other jurisdiction.

         15.3 ENTIRE AGREEMENT. Except for the Formation Agreement and the agreements and documents contemplated thereby, (a) this Agreement and the Exhibits hereto, together with the certificates, documents, instruments, writings and any other agreements contemplated hereby that are delivered pursuant hereto, set forth the entire agreement and understanding of the Parties with respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof; (b) no representation, promise, inducement or statement of intention with respect to the subject matter of this Agreement has been made by any Party that is not embodied in this Agreement and Exhibits hereto and the certificates, documents, instruments, writings and any other agreements contemplated hereby that are delivered pursuant hereto, and; (c) none of the Parties shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

         15.4 ASSIGNMENT. No Party to this Agreement may sell, transfer, assign, pledge or hypothecate its or his rights, interests or obligations under this Agreement without the prior written consent of the other Party, which may not be unreasonably withheld.

         15.5 SUCCESSORS. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the parties hereto and their respective successors and permitted assigns.

         15.6 AMENDMENTS; WAIVER. This Agreement may be amended, superseded or canceled, and any of the terms hereof may be waived, only by a written instrument specifically stating that it amends, supersedes or cancels this Agreement or waives any of the terms herein, executed by all Parties intended to be bound thereby or, in the case of a waiver, by the Party waiving compliance. The failure of any Party at any time to require performance of any provision herein shall in no manner affect the right at a later time to enforce the same. No waiver by any Party of any condition, or of any breach of any term, covenant, representation or warranty, shall be deemed or constitute a waiver of any other condition, or breach of any other term, covenant, representation or warranty, nor shall the waiver constitute a continuing waiver unless otherwise expressly provided.

         15.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         15.8 SEVERABILITY. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         15.9 NO THIRD PARTY BENEFICIARIES. Except to the extent an Affiliate is expressly given rights herein, any agreement contained, expressed or implied in this Agreement shall be only for the benefit of the Parties hereto and their respective successors and assigns, and such agreements shall not inure to the benefit of the obligees of any indebtedness of any Party hereto, it being the intention of the Parties hereto that no Person or entity shall be deemed a third party beneficiary of this Agreement, except to the extent a third party is expressly given rights herein.

         15.10 NEGOTIATED TRANSACTION. The provisions of this Agreement were negotiated by the Parties hereto, and this Agreement shall be deemed to have been drafted by all of the Parties hereto.

         15.11 FURTHER ASSURANCES. Each Party shall, from time to time subsequent to the Closing, at the request and expense of the requesting party, execute and deliver all such documents, including without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as any other Party hereto, acting reasonably, may from time to time request be executed or done in order to better evidence, perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

         IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first set forth above.

                                     "NTL"

                                     NORTHERN TELECOM LIMITED


                                     By: /s/ FRED WEBBER
                                        -------------------------------------
                                     Name: Fred Webber
                                          -----------------------------------
                                     Title: Attorney in Fact
                                           ----------------------------------

                                     "NEWCO"

                                     WILTEL COMMUNICATIONS, L.L.C.


                                     By: /s/ S. MILLER WILLIAMS
                                        -------------------------------------
                           [STAMP]   Name: S. Miller Williams
                                          -----------------------------------
                                     Title: Senior Vice President
                                           ----------------------------------

                                     "DESIGNEE"

                                     1228966 ONTARIO INC.


                                     By: /s/ S. MILLER WILLIAMS
                                        -------------------------------------
                           [STAMP]   Name: S. Miller Williams
                                          -----------------------------------
                                     Title: President
                                           ----------------------------------